PROMISSORY NOTE

$1,100,000.00                                                                                         April 1, 2005

        FOR VALUE RECEIVED, Weider Global Nutrition, LLC, a Nevada limited liability company (the “Maker”), hereby promises to pay to the order of Weider Nutrition Group, Inc., a Utah corporation (the “Holder”), or the Holder’s registered assigns, the principal sum of One Million One Hundred Thousand Dollars (U.S. $1,100,000) in the manner set forth in this promissory note (this “Note”).

1.  Interest. Interest on the unpaid principal balance of this Note shall accrue at the rate of four percent (4%) per annum from the date hereof through the date the principal of this Note is paid in full, and such interest shall accrue on the basis of actual days based on a 365-day year. Interest shall be payable in monthly installments in accordance with the amortization schedule set forth on Exhibit A attached hereto.

2.  Prepayment. This Note may be prepaid at the option of Maker at any time in whole or in part from time to time without premium or penalty. Any prepayment hereunder shall be credited first on interest then accrued and the remainder on principal; and interest shall thereupon cease to accrue upon the principal so credited.

3.  Payments. This Note shall be payable in monthly installments of Fifty Thousand Dollars ($50,000) plus interest accrued to date. Payments under this Note shall be due on the last business day of each month.

4.  Payments. All payments of principal due in respect of this Note shall be made without deduction, defense, set off or counterclaim, in lawful money of the United States of America, and in same day funds and delivered to the Holder by check or wire transfer (as determined by Holder) to such place as shall be designated by written notice by the Holder to Maker for such purpose.

5.  Events of Default. If any Event of Default (as defined below) occurs, the entire unpaid principal balance and accrued interest payable hereunder shall automatically become immediately due and payable without presentment, demand or notice of any kind, all of which are hereby expressly waived by Maker. “Event of Default” shall mean any of the following events:

(a)  If default shall be made in the due and punctual payment of any principal on the Note when and as the same shall become due and payable, and such default shall have continued for a period of five (5) days following written notice by Holder to Maker of such default in the punctual payment when due and payable; or

(b)  If Maker shall (i) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of, or otherwise not controverting, or fail timely to controvert, a petition filed against it seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or (ii) file such a petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America, or State thereof, or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with its creditors; or

(c)  If an order for relief shall be entered against Maker under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law, or by a court having jurisdiction in the premises which is not stayed, adjudging it as bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under, the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof, or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of Maker or any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs or upon the expiration of thirty (30) days after the filing of any involuntary petition against it seeking any of the relief specified in paragraph (b) above or this paragraph (c) without the petition being dismissed prior to that time; or

(d)  If Maker shall (i) make a general assignment for the benefit of its creditors, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee or custodian of Maker of all or a substantial part of its property, or (iii) admit its insolvency or inability to pay its debts generally as such debts become due, or (iv) fail generally to pay its debts as such debts become due, or (v) take any action (or if such action is taken by its directors or stockholders) looking to the dissolution or liquidation of Maker.

6.  Full Recourse. Maker acknowledges and agrees that this Note is a “full recourse” promissory note.

7.  Enforcement. If any one or more Events of Default shall have occurred, the Holder may proceed to protect and enforce the rights of the Holder by suit in equity or action at law or the employment of any other available right or remedy, as the Holder shall deem most effective to protect and enforce any such rights. Maker promises to pay all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in the collection and enforcement of this Note. Maker and endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

8.  Expenses. If Holder brings any successful action against Maker with respect to an Event of Default or any of Holder’s other rights under this Note, Maker shall reimburse all of Holder’s reasonable costs and expenses (including, without limitation, the payment of all reasonable attorneys’ fees).

9.  Waivers and Amendments. This Note may be amended only with the written consent of the Holder and Maker.

10.   Usury Limitation. If it is determined by a court of competent jurisdiction that the interest payable hereunder is in excess of the amount which the Holder may legally collect under the then applicable usury laws, such amount which would be excessive interest shall be applied to the payment of the unpaid principal balance due hereunder and not to the payment of interest or, if all principal shall previously have been paid, promptly repaid by the Holder to Maker.

11.   Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the internal laws (but not the law of choice of laws) of the State of California.

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IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by as of the day and year first written above.

WEIDER GLOBAL NUTRITION, LLC

                            /s/:
                                            Name:
                                            Title: